Severn Bancorp, Inc.

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Returns to Profitability in Second Quarter

ANNAPOLIS, MD (July 16, 2010) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced results for the quarter and six months ended June 30, 2010.  Net income for the second quarter was $593,000 (unaudited), or $.02 per share, compared to net loss of $6.9 million (unaudited), or ($.73) per share for the second quarter of 2009.  Net income was $65,000, or ($.08) per share for the six months ended June 30, 2010, compared to net loss of $8.2 million, or ($.90) per share for the six months ended June 30, 2009.  At June 30, 2010, Severn’s regulatory capital ratios continued to exceed the levels required to be considered “well capitalized” under applicable federal banking regulations, including its core (leverage) ratio of approximately 11.5% compared to the regulatory requirement of 5% for “well capitalized” status.

“We are gratified by these results and are pleased that our hard work is resulting in a turn around in the direction of our earnings,” said Alan J. Hyatt, president and chief executive officer.  “However, we remain uncertain about the country’s economy and how long conditions, including unemployment, will continue to negatively impact our local economy.” Mr. Hyatt continued “While non-performing assets overall have decreased, they remain a challenge, and we continue to work with borrowers to return these assets to performing status.  We also remain focused on providing full service banking to our customers with products and services that will increase shareholder value.”

About Severn

Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $1 billion and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
###

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009

Summary Operating Results:
Interest income	$ 13,045	$ 12,596	$ 12,822	$ 13,347	$ 12,873
Interest expense	4,995	4,980	5,667	6,296	6,877
Net interest income	8,050	7,616	7,155	7,051	5,996
Provision for loan losses	1,000	2,544	5,458	8,909	12,501
Net interest income (loss) after
provision for loan losses	7,050	5,072	1,697	(1,858)	(6,505)
Non-interest income	537	563	586	570	729
Non-interest expense	6,533	6,464	6,628	5,980	5,708
Loss before income tax benefit	1,054	(829)	(4,345)	(7,268)	(11,484)
Income tax benefit	461	(301)	(1,694)	(2,909)	(4,611)
Net loss	$ 593	$ (528)	$ (2,651)	$ (4,359)	$ (6,873)

Per Share Data:
Basic earnings (loss) per share	$ 0.02	$ (0.10)	$ (0.31)	$ (0.48)	$ (0.73)
Diluted earnings (loss) per share	$ 0.02	$ (0.10)	$ (0.31)	$ (0.48)	$ (0.73)
Common stock dividends per share	$ -	$ -	$ -	$ 0.03	$ 0.03
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,076,763	10,066,679	10,066,679	10,066,679	10,066,679

Performance Ratios:
Return on average assets	0.06%	-0.05%	-0.27%	-0.44%	-0.69%
Return on average equity	0.60%	-0.50%	-2.46%	-3.90%	-5.78%
Net interest margin	3.63%	3.49%	3.17%	3.06%	2.60%
Efficiency ratio*	56.97%	59.20%	61.36%	60.90%	69.41%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009

Balance Sheet Data:
Total assets	$ 1,002,284	$ 970,791	$ 967,936	$ 995,904	$ 1,001,993
Total loans receivable	841,668	844,753	853,772	871,183	896,396
Allowance for loan losses	(34,040)	(34,560)	(34,693)	(34,009)	(28,931)
Net loans	807,628	810,193	819,079	837,174	867,465
Deposits	742,042	712,376	710,330	725,040	712,384
Stockholders' equity	105,647	105,374	106,231	109,212	114,203
Bank's Tier 1 core capital to total assets	11.5%	11.9%	11.8%	12.2%	12.4%
Book value per share	$ 7.85	$ 7.82	$ 7.91	$ 8.21	$ 8.70

Asset Quality Data:
Non-accrual loans	$ 47,857	$ 50,556	$ 62,685	$ 68,801	$ 77,507
Foreclosed real estate	16,272	23,586	21,574	17,877	8,116
Total non-performing assets	64,129	74,142	84,259	86,678	85,623
Total non-accrual loans to net loans	5.9%	6.2%	7.7%	8.2%	8.9%
Allowance for loan losses	34,040	34,560	34,693	34,009	28,931
Allowance for loan losses to total loans	4.0%	4.1%	4.1%	3.9%	3.2%
Allowance for loan losses to total
non-performing loans	71.1%	68.4%	55.3%	49.4%	37.3%
Total non-accrual loans to total assets	4.8%	5.2%	6.5%	6.9%	7.7%
Total non-performing assets to total assets	6.4%	7.6%	8.7%	8.7%	8.5%